UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2025

BANCPLUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Mississippi

(State or Other Jurisdiction of Incorporation)

333-236022	64-0655312
(Commission File Number)	(IRS Employer Identification No.)

1068 Highland Colony Parkway
Ridgeland, MS	39157
(Address of Principal Executive Offices)	(Zip Code)

(601) 898-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2025, BancPlus Corporation (the "Company"), as borrower, entered into a Loan Agreement (the "Agreement") with First Horizon Bank ("First Horizon"). Under the terms of the Agreement, First Horizon agreed to provide the Company with a $30.0 million term loan (the "Term Loan"), which was drawn down in full. The Term Loan is collateralized by all of the outstanding shares of common stock of BankPlus (the "Bank"), the Company's wholly-owned banking subsidiary, pursuant to the terms of a Pledge Agreement also dated June 13, 2025, between the Company and First Horizon (the “Pledge Agreement”). The Term Loan matures on June 15, 2030. The proceeds of the Term Loan were used to redeem all of the Company’s outstanding 6.000% Fixed-to-Floating Subordinated Notes (the "Notes") as set forth in Item 8.01 of this Current Report on Form 8-K.

The Term Loan bears interest at the prime rate of interest as reported in The Wall Street Journal published daily minus a margin of 0.55%, subject to a minimum rate of 4.00%. Principal and interest payments are due quarterly commencing on September 15, 2025 (and each December 15, March 15, June 15 and September 15 thereafter) in the amount of $750,000. In addition, the Company paid First Horizon a commitment fee of $30,000. The Term Loan may be prepaid in full or in part at any time with no prepayment penalty.

The Agreement contains customary representations and warranties, and customary affirmative covenants, related to, among other things, the maintenance of certain financial standards, the payment of dividends from the Bank to the Company and the provision of financial and other information to First Horizon. The Company and/or the Bank, as provided for in the Agreement, must maintain, among other financial standards, (i) a "Well Capitalized" rating as required by any applicable regulatory authority, (ii) a Tier 1 Leverage Ratio of not less than 8.00%, (iii) a return on average assets of at least 0.75% and (iv) a loan to value ratio of not more than 40%. The Agreement also contains customary negative covenants, related to, among other things, restrictions on indebtedness, liens, changes in management, mergers, dispositions, dividends and other distributions.

The Agreement provides for events of default customary for loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and a change in control of the Bank or the Company, as well as the initiation of certain actions by regulators of the Bank or the Company or the failure by the Bank or the Company to comply with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency. During the existence of an event of default, all outstanding amounts of the Term Loan will bear interest at a rate per annum equal to the lesser of (i) the rate otherwise applicable thereto plus 4.00% and (ii) the maximum rate that may be charged under the Agreement, and First Horizon may take various actions, including declaring all outstanding amounts of the Term Loan immediately due and payable and exercising all rights with respect to the collateral.

The foregoing descriptions of the Agreement and the Pledge Agreement are not intended to be complete and are qualified in their entirety by reference to full texts of the Agreement and the Pledge Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

On June 16, 2025, the Company redeemed $60.0 million aggregate principal amount of the outstanding Notes in accordance with the terms of the Notes. The total redemption price will be 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, June 16, 2025. The Notes were redeemed using the proceeds from the Term Loan and cash on hand.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Loan Agreement, dated June 13, 2025, by and between BancPlus Corporation and First Horizon Bank

10.2	Pledge Agreement, dated June 13, 2025, by and between BancPlus Corporation and First Horizon Bank

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BancPlus Corporation

June 17, 2025	By:	/s/ Karlen Turbeville
Karlen Turbeville
Senior Executive Vice President and Chief Financial Officer